EXHIBIT 5.1

[FIRST INTERSTATE BANCSYSTEM, INC. LETTERHEAD]

November 28, 2018

The Board of Directors

First Interstate BancSystem, Inc.

401 North 31st Street

Billings, Montana 59116

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of First Interstate BancSystem, Inc., a Montana corporation (the “Company”). I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933, as amended, by the Company of an aggregate of 492,069 shares of Class A common stock, no par value per share (the “Shares”), of the Company and the related preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the “Registration Statement”). In rendering the opinion set forth below, I do not express any opinion concerning law other than the corporate law of the State of Montana. I have not passed upon and do not purport to pass upon the application of securities or “blue-sky” laws of any jurisdiction.

I have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and have examined such matters of law, as I have deemed necessary or advisable for purposes of rendering the opinion set forth below. As to matters of fact, I have examined and relied upon the representations of the Company contained in the Registration Statement and, where I have deemed appropriate, representations or certificates of officers of the Company or of public officials. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to me as copies. In making my examination of any documents, I have assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, I have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof.

Based on and subject to the foregoing, I am of the opinion that the Shares are duly authorized and, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger, dated as of October 11, 2018, by and among First Interstate BancSystem, Inc., First Interstate Bank and Community 1st Bank, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an Exhibit to the Registration Statement and to being named in the section titled “Legal Matters” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

Very truly yours,

/s/ Kirk D. Jensen
Kirk D. Jensen